FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
October 30, 2012	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 3rd QUARTER 2012 EPS OF $1.06, A 51% INCREASE
OVER 3rd QUARTER 2011

ROA IMPROVED 46% OVER 3RD QUARTER 2011 to 0.95%; HIGHEST
RETURN SINCE 4th QUARTER 2007

 CREDIT QUALITY STATISTICS CONTINUE TO IMPROVE WITH NON-
PERFORMING ASSETS DECREASING TO 1.34% OF ASSETS

WILMINGTON, Del., October 30, 2012 -- WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $10.0 million, or $1.06 per diluted common share for the third quarter of 2012 compared to net income of $7.3 million, or $0.76 per diluted common share for the second quarter of 2012, and net income of $6.8 million, or $0.70 per diluted common share for the third quarter of 2011.
Net income for the first nine months of 2012 was $23.8 million, or $2.47 per diluted common share, a 49% increase over $1.66 per diluted common share reported for the first nine months of 2011.
Highlights for the quarter:
•	Earnings per share of $1.06 per diluted common share represent the highest earnings since the second quarter of 2008.

•	Return on average assets of 0.95% was an improvement of 30 basis points, or 46%, from the third quarter of 2011.

•
Normalized(q) noninterest income (excluding securities gains and unanticipated BOLI income) for the third quarter of 2012 grew a strong $608,000, or 4% (16% annualized), from the second quarter of 2012, and $1.3 million, or 9%, from the third quarter of 2011.  Normalized noninterest income now represents a robust 34.5% of total revenue.

•	Expense management resulted in a 3% quarter-over-quarter decrease in non-interest expenses and a 1% decrease from the same period a year ago.

•	Core deposit growth continued, increasing $41.5 million, or 2% (8% annualized), from June 30, 2012 and $233.7 million, or 12%, from September 30, 2011.

•
Continued resolution of problem loans and loan portfolio management provided for further improvement in credit quality statistics from already strong levels.  Nonperforming assets improved to 1.34% of assets from 1.49% of assets last quarter, and 2.31% at this time last year.  Total loan delinquency (including delinquent non-performing loans) declined to 1.27% of gross loans from 1.32% last quarter and 2.47% in the third quarter 2011.

•
Successful execution on senior debt raise during the third quarter of 2012 and the second quarter 2012 “asset strategies” efforts contributed to downward margin pressure as the net interest margin decreased 12 basis points from the linked quarter.

•	The tangible common equity to asset ratio increased to 7.85% at September 30, 2012 from 7.59% at June 30, 2012 and tangible book value per share grew 5% (not annualized) to $37.99.

•	WSFS announced a quarterly cash dividend of $0.12 per common share.

Notable items in the quarter:
•
WSFS realized $2.3 million, or $0.17 per diluted common share (after-tax), in net gains on securities sales, reflecting the continued prudent management of our mortgage-backed securities (“MBS”) portfolio.  This compares to net securities gains of $13.3 million, or $0.97 per diluted common share, in the second quarter of 2012 and $1.9 million, or $0.14 per diluted common share, in the third quarter of 2011.

•
Results for the quarter were also positively impacted by $1.0 million in unanticipated non-taxable income related to the Bank's investment in bank-owned life insurance (BOLI), which improved EPS by $0.11.

•
Reported credit results were affected by recent regulatory guidance requiring loans discharged under Chapter 7 bankruptcy, and not re-affirmed by the borrower, to be charged-off to their net realizable collateral values and to be considered nonaccrual regardless of their delinquency status.  $6.0 million in principal balance of loans were impacted as follows:

o	$1.3 million in net charge offs, which increased the provision for loan losses by $651,000, or $0.05 per diluted common share

o	Net of these charge-offs, $4.7 million of performing loans were reclassified to nonaccrual status ($2.5 million of residential mortgage loans and $2.2 million of consumer loans)

o	The vast majority of these loans are current and have been paying for an extended period of time.
CEO outlook and commentary:
Mark A. Turner, President and CEO, said, “Third quarter results reflect our continued success in strengthening our franchise.  Increased earnings, improved asset quality and capital strength, all show progress towards meeting our strategic objectives and returned our ROA to levels last seen in late-2007, before this global financial crisis began.

“Asset quality improved as we continued to manage problem loan levels down, with more than $22 million in problem loan resolutions, which were identified but not yet completed as part of last quarter’s “asset strategies” efforts.  Asset quality statistics continued improving trends from already strong levels; our ratio of classified assets to tier 1 capital plus allowance for loan losses improved to 43.4% from 48.7% last quarter and our other key statistics improved, as well. However, these trailing dispositions from the second quarter masked our continued market share gains in the commercial lending portfolio.

“Market share gains also continued in our customer deposit balances.  As recently released FDIC data has shown, we have strengthened our market share position, in addition to increasing our core customer funding by an annualized 8% in the third quarter.  This growth reflects one of the benefits of our business model of “Engaged Associates delivering Stellar Service growing Customer advocates and value for our Owners”.  The success of this strategy was highlighted once again when Delaware’s The News Journal ranked us in the top 5 Delaware workplaces – for the seventh year in a row.

“Our earnings improvement marks success in many areas.  As we expected, credit costs decreased significantly, reflecting our completed asset strategies efforts.  And, the year-over-year achievements of our wealth, ATM and core banking businesses all contributed to improved performance in normalized fee income.  Finally, the impact of our expense management program began to show in our operating expense results, as these expenses decreased 3% from the second quarter.

“We look forward to continuing this momentum in market share gains and improved performance as we move forward.”

Third Quarter 2012 Discussion of Financial Results

Net interest margin decreased, related largely to corporate initiatives
Net interest income for the third quarter of 2012 was $30.9 million, a decrease of $1.2 million from the second quarter of 2012.  The net interest margin for the third quarter of 2012 was 3.41%, a 12 basis point decrease from 3.53% reported for the second quarter of 2012.  Compared to the third quarter of 2011, net interest income decreased $1.3 million and the net interest margin decreased 22 basis points.

The twelve basis point net interest margin decline in the third quarter was the result of: approximately four basis points decrease resulting from the Company’s “asset strategies”; approximately four basis points decline resulting from issuance of $55 million of 6.25% senior notes (the “Senior Notes”); and, approximately four basis points related to the impact of the low, flat interest rate environment on the Company, particularly on securities yields and loan pricing.

The decrease in net interest income and margin over the same period of 2011 also reflects the same factors mentioned above.  As the current low rate environment is expected to continue for some time into the future, the Company continues to review its balance sheet and actively manages to mitigate the impact of the environment on its net interest margin.

Customer funding growth reflects increased core deposits
Customer funding increased during the third quarter of 2012.  Total customer funding was $2.9 billion at September 30, 2012, an increase of $20.5 million, or 1% (3% annualized) and core deposit accounts grew $41.5 million, or 2% (8% annualized), over levels reported at June 30, 2012.  The growth included a strong $87.1 million increase in money market accounts, partly due to an increase in public funding accounts, partially offset by decreases of $23.8 million in noninterest bearing demand accounts and a purposeful $22.1 million decrease in high-cost, non-core customer time deposits.

Core deposits also grew a significant $233.7 million, or 12%, and customer funding increased $157.0 million, or 6%, over September 30, 2011 balances, reflecting success in growing market share partially offset by the intentional run-off of higher costing CDs.

The following table summarizes current customer funding balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2012		June 30, 2012		September 30, 2011

Noninterest demand	$596,235	21%	$620,062	21%	$492,685	18%
Interest-bearing demand	413,042	14	429,466	14	358,322	13
Savings	388,878	13	394,254	14	375,528	13
Money market	799,786	27	712,669	25	737,706	27
Total core deposits	2,197,941	75	2,156,451	74	1,964,241	71
Customer time	699,604	24	721,706	25	767,001	28
Total customer deposits	2,897,545	99	2,878,157	99	2,731,242	99
Customer sweep accounts	29,942	1	28,781	1	39,281	1
Total customer funding	$2,927,487	100%	$2,906,938	100%	$2,770,523	100%

Loan portfolio growth mitigated by continued asset dispositions
Total net loans were impacted by the disposition of $22.3 million of problem loans remaining from the second quarter “asset strategies” initiatives.  As a result, total net loans were $2.7 billion at September 30, 2012, or flat compared to the prior quarter-end.  Adjusting for the loan dispositions, loans balances increased by $22.3 million, or 3% annualized, including commercial and industrial (“C&I”) loan growth of $14.1 million, or 4% annualized.

Net loans increased $27.1 million, or 1%, compared to September 30, 2011.  This increase included growth of $51.7 million, or 4%, in C&I loans, partially offset by reductions of $21.9 million in residential mortgage loans and $13.7 million in consumer loans.  The year-over-year comparison also reflects significant asset dispositions of problem loans during the past twelve months.

The following table summarizes current loan balances and composition compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2012		June 30, 2012		September 30, 2011
Commercial & industrial	$1,449,200	54%	$1,453,915	54%	$1,397,542	53%
Commercial real estate	604,556	23	618,867	23	603,870	23
Construction (1)	114,177	4	96,176	4	111,504	4
Total commercial loans	2,167,933	81	2,168,958	81	2,112,916	80
Residential mortgage	271,247	10	270,220	10	293,110	11
Consumer	283,484	11	284,316	11	297,167	11
Allowance for loan losses	(45,598)	(2)	(46,429)	(2)	(53,188)	(2)
Net Loans	$2,677,066	100%	$2,677,065	100%	$2,650,005	100%

(1) Includes $27.8 million of commercial, $38.5 million of residential and $47.9 million of owner-occupied construction loans at September 30, 2012.

Improved asset quality statistics reflect aggressive asset management
Asset quality statistics continued to improve from already solid levels, reflecting continued problem asset disposition efforts, positive loan risk-rating migration trends and prudent credit management.

The ratio of nonperforming assets to total assets improved for the sixth consecutive quarter to 1.34% at September 30, 2012, from 1.49% at June 30, 2012 and 2.31% at September 30, 2011.  Nonperforming assets improved to $57.1 million at September 30, 2012, from $62.3 million at June 30, 2012 (an 8% decrease) and $96.7 million at September 30, 2011 (a 41% decrease).

Total loan delinquency (including delinquent nonperforming loans) declined to a low 1.27% of total loans as of September 30, 2012 compared to 1.32% as of June 30, 2012. Performing loan delinquency was 40 basis points of total loans.  The following table summarizes current loan portfolio delinquency as a percent of total loans compared to prior periods.
	At		At		At
(Dollars in thousands)	September 30, 2012		June 30, 2012		September 30, 2011

Total commercial loans	$2,281	0.11%	$552	0.03%	$4,574	0.22%
Residential mortgage	6,490	2.59	6,201	2.43	7,377	2.59
Consumer	1,935	0.68	1,483	0.52	1,737	0.58
Performing loan delinquency	10,706	0.40	8,236	0.30	13,688	0.51
Nonperforming loan delinquency	23,603	0.87	27,903	1.02	52,788	1.96
Total loan delinquency	$34,309	1.27%	$36,139	1.32%	$66,476	2.47%

The Bank’s ratio of classified assets to total Tier 1 capital plus the allowance for loan losses (“ALLL”) was 43.4%, a continued improvement from both 48.7% at June 30, 2012 and its high point of 70.5% at the end of the first quarter of 2010.  Total problem loans (all criticized, classified and nonperforming loans) improved during the quarter by $17.8 million to 59.7% of Tier 1 capital plus ALLL.

During the third quarter of 2012, net charge-offs were $4.6 million, or 0.68% (annualized) of average gross loans, compared to $25.8 million, or 3.70% (annualized), reported in the second quarter of 2012 and $9.6 million, or 1.43% (annualized) in the third quarter of 2011. The decrease in charge-offs reflects the improved credit quality of the loan portfolio and an elevated level of charge-offs from the impact of the “asset strategies” during the second quarter of 2012.

The total provision for loan losses decreased to $3.8 million in the third quarter of 2012 from $16.4 million in the second quarter of 2012, and $6.6 million in the third quarter of 2011.  The provision for loan losses in the third quarter reflects favorable loan migration and slower loan growth offset in part by updated assumptions in the allowance for loan loss model associated with residential mortgage and consumer loans.  Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) decreased significantly, also reflecting improved credit quality and the “asset strategies” impact in the second quarter of 2012.

The allowance for loan losses of $45.6 million for the third quarter of 2012 decreased slightly from $46.4 million at June 30, 2012, and the ratio of the allowance for loan losses to total gross loans was 1.69%.  The ratio of allowance for loan losses to nonaccruing loans improved to 114% from 109% in the second quarter of 2012 and 70% for the same period of 2011.

As a result of the previously mentioned recent regulatory guidance, $6.0 million in mortgage and consumer loans that had been discharged in bankruptcy were identified as troubled debt restructurings, reclassified from performing loans to nonaccrual status and charged down by $1.3 million to net appraised value.  Excluding the impact of this guidance(q), nonperforming assets would have improved to $52.5 million, the classified asset ratio would have improved to 42.3%, net charge-offs would have been only $3.3 million and the provision for loan losses would have been $3.1 million for the third quarter of 2012. As of September 30, 2012, less than 4% of loans within this category were 30 days or more past due and 88% of these loans have been making payments for at least the past 12 consecutive months.  Based on this performance, we expect to recover a significant amount of these losses over time as principal payments are received.

Noninterest income reflects growth in all banking segments
During the third quarter of 2012, the Company earned noninterest income of $19.7 million, compared to $29.0 million in the second quarter of 2012.  Excluding securities gains in both periods and the unanticipated BOLI income during the third quarter of 2012, noninterest income increased by a strong $608,000, or 4% (16% annualized).  The increase in fee income was largely due to improved income from mortgage banking activities and loan fee income resulting from additional volumes of residential loan originations and sales.  Partially offsetting these increases was an expected slight seasonal decline in fiduciary & investment management income during the third quarter.

Noninterest income increased $2.8 million during the third quarter of 2012 from $16.9 million reported during the same period a year ago.  Excluding the impact of securities gains and the unanticipated BOLI income, noninterest income grew by a strong $1.3 million, or 9%.  The year-over-year increase reflected growth in all segments of our business.  Together, mortgage banking and loan fee income increased $753,000, or 87%, fiduciary & investment management income increased $271,000, or 9%, and credit/debit card and ATM fees increased by $215,000, or 4%, over the prior year.

Noninterest expense decrease reflects impact of efficiency plan
Noninterest expense for the third quarter of 2012 totaled $32.2 million, a decrease of $864,000, or 3% (10% annualized) from $33.0 million in the second quarter of 2012. While loan workout and OREO costs were slightly higher during the third quarter of 2012, most other categories declined from the linked quarter resulting from the Company’s focus on expense management.  The greatest decreases were declines in marketing expense ($439,000), professional fees ($411,000) and equipment expenses ($334,000) reflecting vendor management and technology improvements.

Noninterest expense for the third quarter of 2012 decreased as well, down $259,000 from $32.4 million reported in the same period of 2011.  Included in the third quarter of 2011 was one notable item, the Company’s “Right Here” advertising campaign ($961,000).  Excluding this item, noninterest expenses increased by $702,000, or only 2%.  This small increase reflects the higher expenses associated with the prior years’ retail branch expansion plan, including the opening and renovation of four branches and the relocation of the Company’s operations center in the second half of 2011 and increased compensation related costs related to the Company’s improved performance in 2012 and changes in the timing of the awards.  These increases were largely mitigated by prudent expense management over the last year.

Niche business (included in above results)
The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States.  It services over $437 million in vault cash in nearly 13,000 non-bank ATMs nationwide and also operates over 430 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.  Cash Connect® recorded $4.5 million in net revenue (fee income less funding costs) during the third quarter of 2012. This represented an increase of $146,000 compared to the second quarter of 2012 and an increase of $443,000 compared to the third quarter of 2011.  Noninterest expenses were $2.7 million during the third quarter of 2012, a decrease of $445,000 compared to the second quarter of 2012 and an increase of $154,000 from the third quarter of 2011.  The decrease in expense from the second quarter of 2012 was mainly due to the timing and amount of armored car carrier expenses and ongoing expense management efforts.  As a result, Cash Connect® reported pre-tax income of $1.8 million for the third quarter of 2012, compared to $1.2 million in the second quarter of 2012, and $1.5 million in the third quarter of 2011.

Income taxes
The Company recorded a $4.8 million income tax provision in the third quarter of 2012 compared to $4.3 million in the second quarter of 2012 and $3.3 million in the third quarter of 2011.  The Company’s effective tax rate for the third quarter of 2012 was 32%, the effective tax rate during the second quarter of 2012 was 37%, and the effective tax rate during the third quarter of 2011 was 33%.  The decrease in the Company’s effective tax rate during the third quarter of 2012 primarily reflects the impact of unanticipated tax-free BOLI income and to a lesser extent benefits from state and federal tax credits.  The tax rate for the third quarter of 2011 was impacted by the favorable resolution of certain tax related items.

Capital management
The Company increased capital by $15.9 million to $417.8 million at September 30, 2012, and included quarterly earnings and an increase in the unrealized value of the investment portfolio.

Tangible common book value per share was $37.99 at September 30, 2012, a substantial $1.73, or 5%, increase from $36.26 reported at June 30, 2012.  The Company’s tangible common equity increased to 7.85% at September 30, 2012 from 7.59% at June 30, 2012.

During the third quarter of 2012, the Bank’s capital ratios also increased significantly.  At September 30, 2012, the Bank’s Tier 1 leverage ratio was 9.91%, Tier 1 risk-based ratio was 13.02% and total risk-based capital ratio was 14.28% and all maintained a substantial cushion in excess of “well-capitalized” regulatory benchmarks. An additional $61.2 million in cash remains at the holding company as of September 30, 2012, and includes the proceeds from the issuance of the Senior Notes, to support the parent company’s cash needs.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on November 23, 2012, to shareholders of record as of November 9, 2012.

Third quarter 2012 earnings release conference call
Management will conduct a conference call to review third quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Wednesday, October 31, 2012.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until November 7, 2012, by calling 1-855-859-2056 and using Conference ID 42313612.

About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.3 billion in assets on its balance sheet and $15.8 billion in fiduciary assets, including approximately $1.1 billion in assets under management.  WSFS operates from 51 offices located in Delaware (42), Pennsylvania (7), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC and Cash Connect. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.
* * *
This report contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rate; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses associated therewith; and the costs associated with resolving any problem loans; and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	Sept 30,	Jun 30,	Sept 30,	Sept 30,	Sept 30,
	2012	2012	2011	2012	2011
Interest income:
Interest and fees on loans	$32,003	$32,787	$32,940	$98,185	$97,699
Interest on mortgage-backed securities	4,344	4,891	7,052	14,953	20,962
Interest and dividends on investment securities	158	76	99	335	396
Other interest income	9	9	-	27	-
	36,514	37,763	40,091	113,500	119,057
Interest expense:
Interest on deposits	3,237	3,400	4,619	10,652	14,876
Interest on Federal Home Loan Bank advances	1,403	1,645	2,484	4,985	7,866
Interest on trust preferred borrowings	369	370	340	1,114	1,015
Interest on other borrowings	612	270	468	1,248	1,679
	5,621	5,685	7,911	17,999	25,436
Net interest income	30,893	32,078	32,180	95,501	93,621
Provision for loan losses	3,751	16,383	6,558	28,379	21,048
Net interest income after provision for loan losses	27,142	15,695	25,622	67,122	72,573

Noninterest income:
Credit/debit card and ATM income	5,738	5,871	5,523	17,031	15,549
Deposit service charges	4,360	4,299	4,385	12,673	11,975
Fiduciary & investment management income	3,258	3,427	2,982	9,716	8,891
Loan fee income	706	487	610	1,803	1,871
Mortgage banking activities, net	914	452	257	1,882	1,035
Bank-owned life insurance income	1,126	136	197	1,447	1,795
Securities gains, net	2,451	13,310	1,935	17,797	2,953
Other income	1,195	1,010	1,035	3,149	2,523
	19,748	28,992	16,924	65,498	46,592
Noninterest expenses:
Salaries, benefits and other compensation	16,942	16,663	15,337	49,840	44,566
Occupancy expense	3,235	3,414	3,171	9,697	8,944
Equipment expense	1,701	2,035	1,666	5,403	5,195
Loan workout and OREO expense	2,115	1,951	1,864	4,902	5,989
Data processing and operations expense	1,402	1,466	1,325	4,190	4,026
FDIC expenses	1,384	1,441	1,436	4,262	4,478
Professional fees	671	1,082	1,267	2,917	3,974
Marketing expense	379	818	1,597	1,976	3,446
Acquisition integration costs	-	-	-	-	780
Other operating expenses	4,324	4,147	4,749	12,972	13,053
	32,153	33,017	32,412	96,159	94,451
Income before taxes	14,737	11,670	10,134	36,461	24,714
Income tax provision	4,758	4,340	3,348	12,708	8,199
Net income	9,979	7,330	6,786	23,753	16,515
Dividends on preferred stock and accretion of discount	693	692	692	2,077	2,077
Net income allocable to common stockholders	$9,286	$6,638	$6,094	$21,676	$14,438
Diluted earnings per common share:
Net income allocable to common stockholders	$1.06	$0.76	$0.70	$2.47	$1.66
Weighted average common shares outstanding for diluted EPS	8,794,973	8,777,639	8,700,935	8,779,003	8,718,266
Performance Ratios:
Return on average assets (a)	0.95%	0.68%	0.65%	0.74%	0.55%
Return on average equity (a)	9.72	7.24	7.08	7.82	5.84
Return on tangible common equity (a)	12.41	8.65	8.47	14.43	10.51
Net interest margin (a)(b)	3.41	3.53	3.63	3.50	3.60
Efficiency ratio (c)	63.39	53.87	65.64	59.48	66.98
Noninterest income as a percentage of total net revenue (b)	38.93	47.30	34.28	40.52	33.04
See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)	Sept 30,	June 30,	Sept 30,
	2012	2012	2011
Assets:
Cash and due from banks	$73,236	$85,069	$80,021
Cash in non-owned ATMs	373,577	382,139	383,358
Investment securities (d)(e)	53,649	51,058	48,092
Other investments	30,459	33,407	37,812
Mortgage-backed securities (d)	868,996	768,660	784,940
Net loans (f)(g)(m)	2,677,066	2,677,065	2,650,005
Bank owned life insurance	62,818	63,713	63,153
Other assets	121,531	131,263	141,359
Total assets	$4,261,332	$4,192,374	$4,188,740
Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$596,235	$620,062	$492,685
Interest-bearing deposits	2,301,310	2,258,095	2,238,557
Total customer deposits	2,897,545	2,878,157	2,731,242
Brokered deposits	262,259	286,212	220,811
Total deposits	3,159,804	3,164,369	2,952,053

Federal Home Loan Bank advances	392,870	392,932	568,776
Other borrowings	251,953	195,792	236,294
Other liabilities	38,910	37,336	44,409

Total liabilities	3,843,537	3,790,429	3,801,532

Stockholders' equity	417,795	401,945	387,208

Total liabilities and stockholders' equity	$4,261,332	$4,192,374	$4,188,740

Capital Ratios:
Equity to asset ratio	9.80%	9.59%	9.24%
Tangible equity to asset ratio	9.09	8.85	8.49
Tangible common equity to asset ratio	7.85	7.59	7.23
Tier 1 leverage (h) (required: 4.00%; well-capitalized: 5.00%)	9.91	9.82	9.35
Tier 1 risk-based capital (h) (required: 4.00%; well-capitalized: 6.00%)	13.02	12.74	12.27
Total Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	14.28	13.99	13.52

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$39,940	$42,558	$76,079
Troubled debt restructuring (accruing)	10,189	10,521	8,709
Assets acquired through foreclosure	6,996	9,246	11,880
Total nonperforming assets	$57,125	$62,325	$96,668

Past due loans (i)	$1,869	$830	$1,529

Allowance for loan losses	$45,598	$46,429	$53,188

Ratio of nonperforming assets to total assets	1.34%	1.49%	2.31%
Ratio of allowance for loan losses to total gross loans (j)	1.69	1.71	1.97
Ratio of allowance for loan losses to nonaccruing loans	114	109	70
Ratio of quarterly net charge-offs to average gross loans (a)(f)	0.68	3.70	1.43
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.75	2.25	1.41

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(DOllars in thousands)
(Unaudited)	Three months ended
	Sept 30, 2012			June 30, 2012			Sept 30, 2011
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (f) (k)
Commercial real estate loans	$718,046	$8,803	4.90%	$731,719	$8,984	4.91%	$731,527	$8,556	4.68%
Residential real estate loans (m)	276,681	2,980	4.31	274,415	3,033	4.42	293,800	3,454	4.70
Commercial loans	1,435,514	16,848	4.61	1,475,799	17,266	4.68	1,368,703	17,193	4.99
Consumer loans	283,704	3,372	4.73	284,190	3,382	4.79	296,709	3,737	5.00
Loans held for sale (p)	-	-	-	20,038	122	2.44	-	-	-
Total loans (m)	2,713,945	32,003	4.73	2,786,161	32,787	4.74	2,690,739	32,940	4.94
Mortgage-backed securities (d)	829,930	4,344	2.09	795,600	4,891	2.46	801,446	7,052	3.52
Investment securities (d)(e)	53,392	158	1.27	49,752	76	0.72	43,959	99	0.90
Other interest-earning assets (n)	31,187	9	0.11	33,171	9	0.11	37,830	-	-
Total interest-earning assets	3,628,454	36,514	4.03	3,664,684	37,763	4.15	3,573,974	40,091	4.52

Allowance for loan losses	(46,808)			(46,862)			(57,125)
Cash and due from banks	70,366			133,533			65,997
Cash in non-owned ATMs	362,332			367,544			378,651
Bank owned life insurance	63,315			63,624			63,463
Other noninterest-earning assets	118,330			123,572			119,888
Total assets	$4,195,989			$4,306,095			$4,144,848

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$404,185	$53	0.05%	$401,643	$44	0.04%	$324,367	$75	0.09%
Money market	759,944	431	0.23	736,161	407	0.22	731,979	720	0.39
Savings	390,275	83	0.08	393,096	104	0.11	375,243	386	0.41
Customer time deposits	716,676	2,365	1.31	736,989	2,538	1.39	757,975	3,237	1.69
Total interest-bearing customer deposits	2,271,080	2,932	0.51	2,267,889	3,093	0.55	2,189,564	4,418	0.80
Brokered deposits	283,345	305	0.43	295,347	307	0.42	209,629	201	0.38
Total interest-bearing deposits	2,554,425	3,237	0.50	2,563,236	3,400	0.53	2,399,193	4,619	0.76

FHLB of Pittsburgh advances	389,745	1,403	1.41	479,375	1,645	1.36	610,253	2,484	1.99
Trust preferred borrowings	67,011	369	2.15	67,011	370	2.18	67,011	340	1.59
Senior Debt	20,924	353	6.60	-	-	-	-	-	-
Other borrowed funds	129,293	259	0.80	143,151	270	0.76	142,725	468	1.31
Total interest-bearing liabilities	3,161,398	5,621	0.71	3,252,773	5,685	0.70	3,219,182	7,911	0.98

Noninterest-bearing demand deposits	590,133			613,778			516,257
Other noninterest-bearing liabilities	33,757			34,437			26,001
Stockholders' equity	410,701			405,107			383,408
Total liabilities and stockholders' equity	$4,195,989			$4,306,095			$4,144,848

Excess of interest-earning assets
over interest-bearing liabilities	$467,056			$411,911			$354,792

Net interest and dividend income		$30,893			$32,078			$32,180

Interest rate spread			3.32%			3.45%			3.54%

Net interest margin			3.41%			3.53%			3.63%

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)	Three months ended			Nine months ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
Stock Information:	2012	2012	2011	2012	2011

Market price of common stock:
High	$44.00	$41.00	$43.69	$44.00	$49.57
Low	38.66	35.98	30.49	35.98	39.49
Close	41.28	40.41	31.57	41.28	31.57
Book value per common share	47.84	46.16	44.97
Tangible book value per common share	43.99	42.28	40.95
Tangible common book value per common share	37.99	36.26	34.88
Number of common shares outstanding (000s)	8,734	8,707	8,611
Other Financial Data:
One-year repricing gap to total assets (l)	3.13%	3.31%	2.37%
Weighted average duration of the MBS portfolio	4.2 years	4.5 years	2.7 years
Unrealized gains (losses) on securities available-for-sale, net of taxes	$17,805	$9,767	$12,801
Number of Associates (FTEs) (o)	754	791	760
Number of offices (branches, LPO's and operations centers)	51	52	48
Number of WSFS owned ATMs	431	431	405

	Sept 30,	June 30,	Sept 30,
	2012	2012	2011
Interest Income (GAAP)	$30,894	$32,078	$32,180
Noninterest Income (GAAP)	19,748	28,992	16,924
Less: Securities gains	(2,451)	(13,310)	(1,935)
Less: Unanticipated BOLI income	(1,007)	-	-
Normalized noninterest income	16,290	15,682	14,989
Normalized net revenue	$47,184	$47,760	$47,169

Normalized noninterest income as a percentage of total net revenue	34.5%	32.8%	31.8%

Notes:

(a) Annualized.
(b) Computed on a fully tax-equivalent basis.
(c) Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d) Includes securities available-for-sale at fair value.
(e) Includes reverse mortgages.
(f) Net of unearned income.
(g) Net of allowance for loan losses.
(h) Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i) Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j) Excludes loans held-for-sale.
(k) Nonperforming loans are included in average balance computations.
(l)   The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.

(m) Includes loans held-for-sale arising from the normal course of business.
(n) The FHLB of Pittsburgh had suspended dividend payments from December 31, 2008 until February 22, 2012.
(o) Includes summer Associates, when applicable.
(p) Includes loans held-for-sale in conjunction with asset disposition strategies.
(q) The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company's performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.